Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD 2022 QUARTERLY RESULTS

Reno, Nevada, April 20, 2022 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced record first quarter earnings of $5.7 million or $0.98 per share, an increase of $1.3 million from $4.4 million or $0.86 per share during the first quarter of 2021. Diluted earnings per share increased to $0.97 during the three months ended March 31, 2022, up from $0.85 per share during the quarter ended March 31, 2021. Return on average assets was 1.42% during the current quarter, down from 1.55% during the first quarter of 2021. Return on average equity was 17.6% for the three months ended March 31, 2022, down slightly from 17.7% during the first quarter of 2021.

Financial Highlights

March 31, 2022 compared to March 31, 2021

●	Net income increased by $1.3 million, or 29%, to $5.7 million.
●	Net interest income increased by $1.5 million, or 15%, to $12.0 million.
●	Total assets increased by $415 million, or 34%, to $1.6 billion.
●	Gross loans increased by $108 million, or 15%, to $839 million.
●	Loans held for sale increased by $11.4 million to $14.0 million
●	Total deposits increased by $398 million, or 37%, to $1.5 billion.
●	Total equity increased by $21.1 million, or 21%, to $123 million.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “The Fed’s recent rate increase is expected to improve margins while excess liquidity in the system will continue to present headwinds. We remain disciplined in credit decision making as we put funds to work, balancing competitive rates with appropriate risk pricing.”

“Continued developments in technology, accounting standards, climate and other disclosures, and fee income drive opportunity and change across the banking landscape. We proactively prepare for these changes by implementing innovative solutions, remaining abreast of industry developments, and building on our earlier efforts,” Ryback remarked.

In conclusion Ryback stated, “We continue to report strong earnings and balances, invest in technology to better serve our clients and execute on expansion initiatives.”

Loans, Deposits, Investments and Cash

Mostly related to our acquisition of Bank of Feather River (BFR) on July 1, 2021, gross loans increased by $108 million, or 15%, from $731 million at March 31, 2021, to $839 million at March 31, 2022. Increases in loans included $54 million in agricultural loans, $71 million in commercial real estate loans, $25 million in construction loans and $5 million in residential real estate loans; these items were partially offset by a decrease of $43 million in commercial loans and $5 million in all other loan categories. Excluding PPP loan activity, commercial loans would have increased by $34 million. PPP loans totaled $19 million at March 31, 2022, and $96 million at March 31, 2021. Unamortized loan fees net of unamortized loan costs on PPP loans totaled $668 thousand at March 31, 2022.

Beginning in 2020 we instituted a loan forbearance program to assist borrowers with managing cash flows disrupted due to COVID-19; we ended this program in the fourth quarter of 2021 and there are no loan balances on deferral related to this program at March 31, 2022.

On March 31, 2022, approximately 77% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency in which variable rate loans reprice can vary from one day to several years. Loans indexed to the prime interest rate excluding loans at their floor rate, were approximately 20% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate. At March 31, 2022 approximately 48% of the variable loans were at their floor rate.

Total deposits increased by $398 million from $1.1 billion at March 31, 2021, to $1.5 billion at March 31, 2022. Deposits at our Yuba City, California branch, which was acquired from BFR, totaled $159 million at March 31, 2022. Excluding these deposits, we attribute much of this increase to Pandemic related economic stimulus, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $188 million in demand deposits, $124 million in savings accounts, $63 million in money market accounts, and $23 million in time deposits. At March 31, 2022, 51% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $111 million from $205 million at March 31, 2021, to $316 million at March 31, 2022. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks increased by $155 million from $234 million at March 31, 2021, to $389 million at March 31, 2022.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2022 were $5.2 million, up from $4.4 million at March 31, 2021. Nonperforming assets as a percentage of total assets decreased slightly to 0.32% at March 31, 2022 down from 0.36% at March 31, 2021. OREO decreased by $93 thousand from $580 thousand at March 31, 2021 to $487 thousand at March 31, 2022. Nonperforming loans were $4.7 million at March 31, 2022 and $3.8 million at March 31, 2021. Nonperforming loans as a percentage of total loans increased to 0.56% at March 31, 2022, up slightly from 0.52% at March 31, 2021.

The provision for loan losses decreased from $375 thousand during the first quarter of 2021 to $300 thousand during the current quarter. Net charge-offs totaled $250 thousand and $315 thousand during the three months ended March 31, 2022 and 2021, respectively. The allowance for loan losses totaled $10.4 million at March 31, 2022 and $10.0 million at March 31, 2021. The allowance for loan losses as a percentage of total loans decreased from 1.36% at March 31, 2021 to 1.24% at March 31, 2022.

Shareholders’ Equity

Total shareholders’ equity increased by $21.1 million from $102.0 million at March 31, 2021, to $123.1 million at March 31, 2022. The $21.1 million includes earnings during the twelve-month period totaling $22.3 million, common stock issued in the acquisition of Feather River Bancorp totaling $18.7 million and stock option activity totaling $0.5 million. These items were partially offset by the payment of cash dividends totaling $3.3 million and a decrease in accumulated other comprehensive income of $17.1 million.

Net Interest Income and Net Interest Margin

Net interest income was $12.0 million for the three months ended March 31, 2022, an increase of $1.5 million from the same period in 2021. The increase in net interest income includes an increase of $1.6 million in interest income and an increase of $45 thousand in interest expense. Interest and fees on loans increased by $558 million as a decline of $1 million in fees net of costs on PPP loans was offset by growth in the loan portfolio. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $604 thousand. This compares to $1.6 million during the first quarter of 2021. This includes normal amortization on our PPP portfolio and the effect of PPP loan forgiveness.

Average loan balances increased by $116 million, while the average yield on loans decreased by 50 basis points from 5.53% during the first quarter of 2021 to 5.03% during the current quarter. The reduction in loan yield includes the effect of a reduction in market rates during 2021 and a decline in PPP fee income as described above. Interest on investment securities increased by $630 thousand, mostly related to an increase in average investment securities of $123 million to $311 million. Interest on cash balances increased by $116 thousand related to both an increase in the rate paid on these balances and an increase in average cash balances. The rate paid on cash balances increased from 0.11% during the first quarter of 2021 to 0.19% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank effective March 17, 2022, from 15 basis points to 40 basis points. Average interest-bearing cash balances increased by $158 million to $353.2 million during the current quarter. Net interest margin for the three months ended March 31, 2022 decreased 65 basis points to 3.21%, down from 3.86% for the same period in 2021.

Non-Interest Income/Expense

During the three months ended March 31, 2022, non-interest income totaled $3.6 million, an increase of $1.3 million from the three months ended March 31, 2021. The largest component of this increase was an increase in gain on sale of SBA loans of $1.1 million to $1.7 million. We did not sell SBA loans during the second and third quarters of 2021 resulting in an inventory of loans held for sale of $31.3 million at December 31, 2021. During the current quarter we sold $24.1 million in guaranteed portions of SBA loans and ended the quarter with loans held for sale totaling $14.0 million.

During the three months ended March 31, 2022, total non-interest expense increased by $1.4 million from $6.3 million during the first quarter of 2021 to $7.7 million during the current quarter. The largest component of this increase was an increase in salary expense of $559 thousand of which $240 thousand is related to our Yuba City branch. Occupancy and equipment costs increased by $247 thousand of which $151 thousand relates to the Yuba City branch.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates three loan production offices located in the California Counties of Butte and Placer and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2022	2021	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$389,023	$233,623	$155,400	66.5%
Investment securities	316,188	204,656	111,532	54.5%
Loans, net of allowance for loan losses	830,176	719,894	110,282	15.3%
Loans held for sale	13,953	2,522	11,431	453.3%
Premises and equipment, net	18,220	13,803	4,417	32.0%
Bank owned life insurance	15,938	13,616	2,322	17.1%
Real estate acquired through foreclosure	487	580	(93)	(16.0)%
Goodwill	5,502	-	5,502	100.0%
Accrued interest receivable and other assets	32,745	18,787	13,958	74.3%
Total assets	$1,622,232	$1,207,481	$414,751	34.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,467,658	$1,069,218	$398,440	37.3%
Accrued interest payable and other liabilities	21,191	25,937	(4,746)	(18.3)%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,499,159	1,105,465	393,694	35.6%
Common stock	26,990	7,858	19,132	243.5%
Retained earnings	110,467	91,468	18,999	20.8%
Accumulated other comprehensive income, net	(14,384)	2,690	(17,074)	(634.7)%
Shareholders’ equity	123,073	102,016	21,057	20.6%
Total liabilities and shareholders’ equity	$1,622,232	$1,207,481	$414,751	34.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2022	2021	Dollar Change	Percentage Change

Interest income	$12,315	$10,734	$1,581	14.7%
Interest expense	300	255	45	17.6%
Net interest income before provision for loan losses	12,015	10,479	1,536	14.7%
Provision for loan losses	300	375	(75)	(20.0)%
Net interest income after provision for loan losses	11,715	10,104	1,611	15.9%
Non-interest income	3,650	2,350	1,300	55.3%
Non-interest expense	7,673	6,292	1,381	21.9%
Income before income taxes	7,692	6,162	1,530	24.8%
Provision for income taxes	1,974	1,721	253	14.7%
Net income	$5,718	$4,441	$1,277	28.8%

Basic earnings per share	$0.98	$0.86	$0.12	14.0%
Diluted earnings per share	$0.97	$0.85	$0.12	14.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2022	12/31/2021	3/31/2021	12/31/2021	12/31/2020
EARNINGS PER SHARE
Basic earnings per share	$0.98	$0.95	$0.86	$3.82	$2.80
Diluted earnings per share	$0.97	$0.93	$0.85	$3.76	$2.77
Weighted average shares outstanding	5,824	5,814	5,187	5,502	5,177
Weighted average diluted shares outstanding	5,920	5,903	5,253	5,583	5,230
Cash dividends paid per share [1]	$0.16	$0.14	$0.14	$0.56	$0.36

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.42%	1.35%	1.55%	1.52%	1.43%
Return on average equity	17.6%	16.5%	17.7%	17.8%	15.5%
Yield on earning assets	3.29%	3.52%	3.95%	3.72%	4.15%
Rate paid on interest-bearing liabilities	0.17%	0.17%	0.20%	0.19%	0.25%
Net interest margin	3.21%	3.44%	3.86%	3.63%	4.02%
Noninterest income to average assets	0.91%	0.61%	0.82%	0.63%	0.83%
Noninterest expense to average assets	1.90%	1.92%	2.19%	1.88%	2.34%
Efficiency ratio [2]	49.0%	50.5%	49.0%	46.8%	50.6%

	3/31/2022	3/31/2021	12/31/2021	12/31/2020	12/31/2019
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$10,402	$9,962	$10,352	$9,902	$7,243
Allowance for loan losses as a percentage of total loans	1.24%	1.36%	1.23%	1.40%	1.17%
Allowance for loan losses as a percentage of total loans -
excluding PPP loans	1.27%	1.56%	1.29%	1.55%	1.17%
Nonperforming loans	$4,733	$3,804	$4,863	$2,536	$2,050
Nonperforming assets	$5,243	$4,401	$5,397	$2,970	$2,813
Nonperforming loans as a percentage of total loans	0.56%	0.52%	0.58%	0.36%	0.33%
Nonperforming assets as a percentage of total assets	0.32%	0.36%	0.33%	0.27%	0.33%
Year-to-date net charge-offs	$250	$315	$675	$516	$1,215
Year-to-date net charge-offs as a percentage of average	0.12%	0.18%	0.09%	0.07%	0.21%
loans (annualized)

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,837	5,197	5,817	5,182	5,166
Shareholders' equity	$123,073	$102,016	$134,082	$100,154	$84,505
Book value per common share	$21.08	$19.63	$23.05	$19.33	$16.36
Tangible common equity[3]	$116,130	$101,335	$127,067	$99,432	$83,584
Tangible book value per common share[4]	$19.90	$19.50	$21.84	$19.19	$16.18
Tangible common equity to total assets	7.2%	8.4%	7.9%	8.9%	9.7%
Gross loans to deposits	57.1%	68.3%	58.3%	72.9%	82.6%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	8.5%	9.3%	8.4%	9.2%	10.4%
Common Equity Tier 1 Ratio	14.8%	14.7%	14.4%	14.2%	13.1%
Tier 1 Risk-Based Capital Ratio	14.8%	14.7%	14.4%	14.2%	13.1%
Total Risk-Based Capital Ratio	16.0%	16.0%	15.5%	15.4%	14.2%

(1) The Company paid  a quarterly cash dividend of 16 cents per share on Febuary 15, 2022 and quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at March 31, 2022 and 2021.

	Balance at End of Period	Percent of Loans in Each Category to Total Loans	Balance at End of Period	Percent of Loans in Each Category toTotal Loans
	3/31/2022	3/31/2022	03/31/2021	03/31/2021
Commercial	$96,787	11.5%	$139,777	19.1%
Agricultural	123,416	14.7%	68,953	9.4%
Real estate – residential	15,637	1.9%	10,385	1.4%
Real estate – commercial	423,511	50.5%	352,032	48.2%
Real estate – construction & land	55,668	6.6%	30,694	4.2%
Equity Lines of Credit	32,602	3.9%	34,068	4.7%
Auto	86,768	10.4%	90,418	12.4%
Other	4,297	0.5%	4,303	0.6%
Total Gross Loans	$838,686	100%	$730,630	100%

The following table shows the distribution of deposits by type at March 31, 2022 and 2021.

	Balance at End of Period	Percent of Deposits in Each Category to Total Deposits	Balance at End of Period	Percent of Deposits in Each Category to Total Deposits
	3/31/2022	3/31/2022	03/31/2021	03/31/2021
Non-interest bearing	$752,246	51.3%	$564,337	52.8%
Money Market	257,404	17.5%	194,304	18.1%
Savings	394,198	26.9%	270,192	25.3%
Time	63,810	4.3%	40,385	3.8%
Total Deposits	$1,467,658	100%	$1,069,218	100%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assests, liabilites and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	3/31/2022			3/31/2021
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$831,289	$10,311	5.03%	$715,648	$9,753	5.53%
Loans held for sale	22,727	305	5.44%	2,022	28	5.62%
Investment securities	214,609	997	1.88%	128,160	557	1.76%
Non-taxable investment securities (1)	96,844	534	2.24%	60,382	344	2.31%
Interest-bearing deposits	353,155	168	0.19%	194,837	52	0.11%
Total interest-earning assets	1,518,624	12,315	3.29%	1,101,049	10,734	3.95%
Cash and due from banks	54,507			27,481
Other assets	60,704			36,594
Total assets	$1,633,835			$1,165,124

Interest-bearing liabilities:
Money market deposits	262,619	66	0.10%	188,616	69	0.15%
Savings deposits	384,689	81	0.09%	256,013	67	0.11%
Time deposits	64,148	47	0.30%	40,590	38	0.38%
Total deposits	711,456	194	0.11%	485,219	174	0.15%
Junior subordinated debentures	10,310	88	3.46%	10,310	79	3.11%
Other interest-bearing liabilities	13,861	18	0.53%	12,878	2	0.06%
Total interest-bearing liabilities	735,627	300	0.17%	508,407	255	0.20%
Non-interest-bearing deposits	754,285			541,253
Other liabilities	11,900			13,564
Shareholders' equity	132,023			101,900
Total liabilities & equity	$1,633,835			$1,165,124
Cost of funding interest-earning assets (4)			0.08%			0.09%
Net interest income and margin (5)		$12,015	3.21%		$10,479	3.86%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $5.0 million for 2022 and $2.3 million for 2021 are included in average loan balances for computational purposes.
(3) Net fees included in loan interest income for the three-month periods ended March 31, 2022 and 2021 were $311 thousand and $1.5 million, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the componets of non-interest income for the three-month periods ended March 31, 2022 and 2021.

	For the Three Months Ended
	March 31,
	2022	2021	Dollar Change	Percentage Change
Gain on sale of loans, net	1,701	591	1,110	187.8%
Interchange income	762	715	47	6.6%
Service charges on deposit accounts	566	540	26	4.8%
Loan servicing fees	209	227	(18)	(7.9)%
Earnings on life insurance policies	93	90	3	3.3%
Other	319	187	132	70.6%
Total non-interest income	$3,650	$2,350	$1,300	55.3%

The following table presents the componets of non-interest expense for the three-month periods ended March 31, 2021 and 2020.

	For the Three Months Ended
	March 31,
	2022	2021	Dollar Change	Percentage Change
Salaries and employee benefits	$4,082	$3,524	$558	15.8%
Occupancy and equipment	1,137	890	247	27.8%
Outside service fees	908	742	166	22.4%
Professional fees	279	342	(63)	(18.4)%
Deposit insurance	197	74	123	166.2%
Telephone and data communication	191	155	36	23.2%
Armored car and courier	148	108	40	37.0%
Director compensation and expense	141	91	50	54.9%
Business development	115	66	49	74.2%
Advertising and shareholder relations	112	68	44	64.7%
Amortization of Core Deposit Intangible	72	42	30	71.4%
Loan collection expenses	68	49	19	38.8%
Other	223	141	82	58.2%
Total non-interest expense	$7,673	$6,292	$1,381	21.9%